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Exhibit 3.1               ACTION IN WRITING WITHOUT MEETING
                      BY THE DIRECTORS OF THE HAVANA GROUP, INC.

                                                                 Canton, Ohio

     Pursuant to the authority contained in Section 8-141 of the Delaware Corporation Law, the undersigned, being the directors of THE HAVANA GROUP, INC., a Delaware corporation, (the "Corporation") and being all of the directors necessary to take the actions set forth herein, do hereby take and adopt the following actions, in writing, without meeting:

     WHEREAS, pursuant to the terms of the Certificate of Incorporation, the Board of Directors is authorized to fix the terms and conditions of its Serial Preference Stock.:

     NOW THEREFORE BE IT:

     RESOLVED, that the Corporation's Series A Preferred Stock be subject to the following terms and conditions:

          (a)  the Stock shall be designated as Series A Preferred Stock;

          (b) the Corporation shall issue and have outstanding 5,000,000 shares of Series A Preferred Stock;

          (c) the Series A Preferred Stock has no preferential dividend payment rights and is not participating;

          (d)  the Series A Preferred Stock is not subject to redemption;

          (e) in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, each share of Series A Preferred Stock has a liquidation preference of $.001;

          (f) the Series A Preferred Stock is not convertible into shares of Common Stock;

          (g) the holders of the Series A Preferred Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders.

     RESOLVED FURTHER, that the Corporation's Series B Preferred Stock be subject to the following terms and conditions:

          (a)  the Stock shall be designated as Series B Preferred Stock;

          (b) the Corporation shall issue and have outstanding 1,100,000 shares of Series B Preferred Stock;

          (c) the holders of Series B Preferred Stock shall be entitled to receive annual dividends thereon at the rate of ten cents ($0.10) per share and no more, payable out of surplus or net profits of the Corporation on a quarterly basis,


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               as and when declared by the Board of Directors, before any dividend shall be declared, set apart for, or paid upon the Common Stock for such year, and the remainder of the surplus or net earnings applicable to the payment of dividends shall be distributed as dividends among the holders of Common Stock as and when the Board of Directors determines;

          (d)  the Series B Preferred Stock is not subject to redemption;

          (e) in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, each share of Series B Preferred Stock has a liquidation preference of $.001, which is subordinated to the liquidation preference of the Series A Preferred Stock;

          (f) each share of Series B Preferred Stock is convertible into one share of the Corporation's Common Stock, at the option of either the holder or the Corporation, upon the Corporation earning $500,000 in annual pre-tax profits. Upon satisfaction of the conditions for conversion, the holders of each share of Series B Preferred Stock may convert such shares into Common Stock upon delivery of written notice of conversion to the Corporation at least thirty (30) days prior to the date of conversion and the surrender by the shareholder of his certificate(s) for each share of Series B Preferred Stock which is to be so converted. The option to convert hereunder is subject to the Corporation filing an effective registration statement under the Securities Act of 1933 and any other state securities laws, or pursuant to an exemption from registration under the Securities Act of 1933 and any applicable state securities laws. The Corporation shall bear all expenses associated with the registration or procurring an exemption from registration for the shares to be issued upon conversion.

          (g) the holders of the Series B Preferred Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders.

     RESOLVED FURTHER, that the officers of the Corporation be and hereby are authorized to execute and record such documents as may be required to effectuate the foregoing Resolutions.

     IN WITNESS WHEREOF, the undersigned directors have executed this written consent dated as of December 24, 1997.


                                       /s/ William L. Miller
                                       --------------------------------------
                                           Wlliam L. Miller


                                       /s/ John W. Cobb, Jr.
                                       --------------------------------------
                                           John W. Cobb, Jr.


                                       /s/ Peter Stokkeybe
                                       --------------------------------------
                                           Peter Stokkeybe